1996 Annual Report

Jeffersonville Bancorp

To Our Stockholders and Customers

     Jeffersonville Bancorp enjoyed another profitable year in 1996, albeit marginally less than 1995. There were primarily three factors contributing to our decreased earnings during 1996. We increased our provision for loan losses by $130,000 over the prior year. We felt this increase was warranted in order to maintain an adequate allowance for loan losses which is necessary in our current adverse economic climate. Salaries and wages increased by $297,000 and occupancy and equipment expense increased by $113,000 mainly due to our branch expansion into Pecks Markets. These expenses will eventually be offset by revenues from the increased deposit and loan volume we expect to generate in the new branches. The third factor was an increase in other real estate owned expense of $99,000. We continue to experience foreclosures and related expenses at unprecedented rates. Until there is a recovery from the local economic recession we are experiencing, we can expect this expense to continue at an unacceptable level. The new branch offices at Pecks Markets in Narrowsburg and Livingston Manor have met and exceeded our expectations. The supermarket branch in Callicoon opened in mid-February. We anticipate that these locations will provide us with an opportunity for continued growth in our market area. Touch-tone banking will become a reality in early 1997. This 24-hour telephone banking service will provide our customers with access to account information at their convenience. This service will not take the place of personal contact, but will rather be another way for us to serve our customers. We still feel very strongly that our competitive edge is in the personal touch and we will continue with that philosophy. The Banks home page was recently launched on the world wide web. The sites internet address is http://www.jeffbank.com. The site provides visitors with a wide range of information about the bank in an intuitive, point and click environment. Site visitors are provided a comprehensive array of rates for all lending and investment instruments. E-mail can be addressed to jeffbank@jeffbank.com. We are confident our customers will benefit from our internet presence immediately and will continue to benefit as we expand our on-line capabilities. During 1996, your Board of Directors authorized the repurchase and retirement of 50,000 shares of stock as a continuation of the repurchase program initiated in 1995. During the upcoming year, your Board of Directors has authorized up to $1 million for the repurchase of additional shares in the open market. As a further effort to increase market price and provide liquidity, Jeffersonville Bancorp stock has recently been listed on the Over-the-Counter Bulletin Board under the symbol JFBC. We believe that the current market price of Jeffersonville Bancorp stock does not fully reflect the value of your company and we will strive to address this issue during the coming year. If you have questions with regard to this report, please contact us. Your comments, questions, and suggestions are always welcome. Thank you for your continued support.

Arthur E. Keesler, President
Jeffersonville Bancorp
Raymond L. Walter, President
First National Bank of Jeffersonville

Jeffersonville Bancorp Board of Directors

Arthur E. Keesler
Gibson McKean
Lawrence H. Cooke
John K. Gempler
Edward T. Sykes
Frederick W. V. Schadt, Jr.
Raymond L. Walter
John W. Galligan
James F. Roche
Gilbert E. Weiss
Earl A. Wilde
Douglas A. Heinle
Solomon Katzoff

Selected Financial Information

Five-Year Summary

                                                              1996            1995            1994            1993            1992

Results of Operations
Net interest income ...............................   $  8,666,000    $  8,581,000    $  9,245,000    $  9,340,000    $  9,088,000
Provision for loan losses .........................        290,000         160,000         427,000         405,000       1,263,000
Net income ........................................      2,145,000       2,424,000       2,460,000       2,983,000       2,484,000

Financial Condition
Total assets ......................................   $196,113,000    $188,469,000    $188,118,000    $175,245,000    $168,589,000
Deposits ..........................................    172,930,000     164,184,000     165,531,000     155,251,000     151,147,000
Loans, net ........................................    115,605,000     109,288,000     101,414,000      97,076,000      92,353,000
Stockholders equity ...............................     20,975,000      20,928,000      17,782,000      18,023,000      15,684,000

Average Balances
Total assets ......................................   $198,134,000    $193,568,000    $194,114,000    $177,896,000    $162,038,000
Deposits ..........................................    173,139,000     169,209,000     165,368,000     158,766,000     144,657,000
Gross loans .......................................    113,981,000     107,567,000     100,517,000      96,680,000      93,430,000
Stockholders equity ...............................     20,751,000      19,871,000      18,483,000      16,973,000      14,837,000

Financial Ratios
Net income toaverage total assets .................           1.08%           1.25%           1.27%           1.68%           1.53%
Net income to averagestockholders equity ..........          10.34%          12.20%          13.31%          17.57%          16.74%
Average stockholders equity to average total assets          10.47%          10.27%           9.52%           9.54%           9.16%

Per Share Data
Income per share ..................................   $       1.79    $       1.93    $       1.91    $       2.32    $       1.93
Dividends per share ...............................            .65             .60             .55             .50             .45
Dividends per share tonet income per share ........           36.3%           31.1%           28.8%           21.6%           23.3%
Book value at year end ............................   $      17.73    $      16.99    $      13.80    $      13.99    $      12.17
Total dividends paid ..............................        775,000         755,000         709,000         644,000         581,000
Average number ofshares outstanding ...............      1,200,519       1,252,900       1,288,330       1,288,330       1,288,330
Shares outstandingat year end .....................      1,182,794       1,231,550       1,288,330       1,288,330       1,288,330

Managements Discussion and Analysis of Financial Condition and Results of Operations

The following is a discussion of the factors which significantly affected the consolidated results of operations and financial condition of Jeffersonville Bancorp (the Company) and its wholly-owned subsidiary, The First National Bank of Jeffersonville (the Bank). For purposes of this discussion, the Company refers to both the Bank and Company together, as the Bank is the Companys only subsidiary. This discussion should be read in conjunction with the consolidated financial statements and notes thereto, statistical disclosures and other financial information appearing elsewhere in this annual report.

General
The Company is a one-bank holding company founded in 1982 and headquartered in Jeffersonville, New York. The Company owns 100% of the outstanding shares of the Banks common stock and derives substantially all of its income from the Banks operations. The Bank is a commercial bank chartered in 1913 serving Sullivan County, New York with offices in Jeffersonville, Eldred, Liberty, Loch Sheldrake, Monticello, Livingston Manor, Narrowsburg and Callicoon. The Companys mission is to serve the community banking needs of its borrowers and depositors, predominantly individual customers, small businesses, and local municipal governments. The Company is in tune with local customer needs and provides quality service with a personal touch. This discussion and analysis of financial results should be reviewed with the Companys philosophy in mind.

Local Economy
Following the trend of recent years, the local economy continued to falter in 1996. Loan demand weakened as businesses and consumers were either cautious about additional debt or already overextended. Residential mortgage borrowers tried to stay current on their loans despite unemployment, increased tax burden and the shut down of some county businesses. The Company will continue to seek opportunities to provide fresh capital for the local economy, while adhering to prudent loan underwriting standards. Management of the Company does not anticipate any improvement in the local economy in the short term.

Financial Condition
Total average assets in 1996 increased $4,566,000 over 1995 to $198,134,000, an increase of 2.4% compared to a .3% decrease between 1995 at $193,568,000 and 1994 at $194,114,000. Average assets increased in 1996 as deposit growth was channeled into loans that met underwriting criteria. Total average securities (including securities available for sale and investment securities held to maturity) decreased $731,000 or 1.0% in 1996 to $71,604,000 compared to an 11.2% decrease in the prior year. The average investment portfolios were $72,335,000 and $81,486,000 for 1995 and 1994, respectively. The decrease in the portfolios was used to fund growth in the loan portfolio. Investment in tax exempt securities was reduced to lessen the impact of the alternative minimum tax. See notes 3 and 4 to the consolidated financial statements for period end balances of securities available for sale and investment securities. Average interest bearing deposits in 1996 increased $1,503,000 to reach $150,071,000, an increase of 1.0% compared to a 1.7% increase between 1995 at $148,568,000 and 1994 at $146,014,000. The increase in the interest rate paid on large savings accounts in 1996 resulted in an increase in savings accounts as funds flowed from other sources. During 1995 a new savings certificate product, the Escalator Account, was introduced. This account is written with an 18-month term, but the depositor has the option during the deposit term to increase the interest rate one time to match market rates. The Escalator Account has proven to be a very popular product, growing to $15,800,000 at year end 1996 from $6,000,000 in 1995. In 1996, average demand accounts increased 11.8% over 1995, after increasing 6.6% in 1995 above the 1994 level. The Company offers these accounts on an extremely competitive basis and continues to attract a pool of low cost funds for reinvestment in the community.

Loans
In 1996, average loans increased $6,414,000 reaching $113,981,000 up from $107,567,000 and $100,517,000 in 1995 and 1994, respectively. This increase was acceptable considering the current condition of the local economy. As in prior years, average residential and commercial real estate loans made up a major portion of the loan portfolio at 74.6% of total loans in 1996, an increase of 2.2% over 1995. Home Equity Loans were introduced in 1996 and rapidly increased to $4,331,000 at year end. Additional growth is anticipated in Home Equity Loans during 1997. Average commercial and consumer loans showed net growth of 10.1% in 1996. The overall portfolio is structured in accordance with managements belief that loans secured by residential and commercial real estate result in lower loan loss levels, because of the value of the underlying collateral.

Provision for Loan Losses
The provision for loan losses for 1996 was $290,000 compared to $160,000 in 1995 and $427,000 in 1994. The increase in 1996 reflects higher net charge-offs (primarily on consumer loans), as well as an increase in loan delinquencies.

Net  (Charge-offs)  Recoveries  by Loan  Category  for Years Ended  December 31,
1996,1995 and 1994


                                                           1996         1995         1994
Loan Category
Residential Mortgages ................   Charge-off   $ (71,000)   $ (34,000)   $(163,000)
                                           Recovery     $32,000      $70,000          -
Commercial Mortgages .................   Charge-off        --           --       (175,000)
                                           Recovery        --         28,000         --
Commercial Loans .....................   Charge-off     (58,000)    (182,000)     (55,000)
                                           Recovery      23,000       34,000       14,000
Consumer Loans  ......................   Charge-off    (167,000)    (120,000)    (181,000)
                                           Recovery      65,000      118,000       75,000
Other Loans ..........................   Charge-off     (50,000)     (48,000)     (60,000)
                                           Recovery      18,000       11,000       12,000
                                                         ------       ------       ------


                                                      $(208,000)   $(123,000)   $(533,000)
                                                      =========    =========    =========

The overall loan loss percentage was .18% of outstanding loans in 1996 compared to .11% in 1995 and .52% in 1994, reflecting a manageable pattern of loss attributable to prudent underwriting standards and effective collection policies. Net charge-offs on both residential and commercial mortgages were relatively low in 1996 considering the significance of these categories to the total loan portfolio. The net charge-off on commercial loans was $35,000 in 1996 or .38% of average commercial loans outstanding, a substantial decrease compared to 1.94% for 1995. This favorable trend may not continue unless the local economy improves. Consumer loan charge-offs increased in 1996 as borrowers struggled to make both ends meet in a unfavorable economy. Loan loss levels are manageable despite the local business climate. Other loan and credit card net charge-offs of $32,000 in 1996 represents 1.70% of average outstanding loans in this category which reflects the higher credit risk inherent in these types of loans. Interest rates are higher for this loan category to help compensate for this risk. The Company manages asset quality with an intensive review process that includes careful analysis of credit applications and both internal and external loan review of existing outstanding loans and delinquencies. It strives to identify potential non-performing loans early, take charge-offs promptly based on a realistic assessment of probable losses, and maintain reserves that are adequate based on the inherent risk of loss in the loan portfolio. The allowance for loan losses was $1,711,000 at December 31, 1996 compared to $1,629,000 and $1,592,000 at December 31, 1995 and 1994, respectively. The following table shows the distribution of the allowance for loan losses and the percentage that each loan type represents compared to total loans outstanding.

Distribution of Allowance for
Loan Losses at
December 31, 1996
                              Allowance      Percentage of   Loan Balance by
                               Balance     Total Allowance Type to Total Loans1
Loan Type
Residential Mortgages .....   $610,000          35.7%              61.0%
Commercial Mortgages ......    250,000          14.6               16.1
Commercial Loans ..........    384,000          22.4                8.1
Consumer Loans ............    319,000          18.6               13.5
Other Loans ...............    148,000           8.7                1.3
                               -------           ---                ---
                            $1,711,000         100.0%             100.0%
                            ==========         =====              =====

Distribution of Allowance for Loan Losses at December 31, 1995

                        Allowance     Percentage of        Loan Balance by
                          Balance   Total Allowance      Type to Total Loans1
Loan Type
Residential Mortgages  $608,000            37.3%              62.0%
Commercial Mortgages    322,000            19.8               16.1
Commercial Loans ....   199,000            12.2                6.6
Consumer Loans ......   330,000            20.3               13.9
Other Loans .........   170,000            10.4                1.4
                        -------            ----                ---
                      1,629,000           100.0%             100.0%
                      =========           =====              =====
1 Percentage relationship between average loans outstanding by type compared to total average loans outstanding.

Of the $1,711,000 total allowance for loan losses at December 31, 1996, $573,000 or 33.5% has been specifically allocated to classified loans and the remainder is a general allocation. The specific allocation at December 31, 1995 was $502,000 or 30.8%. Future charge-offs will continue to be dependent on the local economy. Management believes that the allowance for loan losses is adequate; however, various regulatory agencies, as an integral part of their examination process, periodically review the adequacy of the Companys allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination which may not be currently available to management.

Nonaccrual and Past Due Loans
Under the Companys nonaccrual policy, a loan is placed on nonaccrual status when collectability of principal or interest is doubtful, or when either principal or interest is 90 days or more past due and the loan is not well secured and in the process of collection. Interest payments received on nonaccrual loans are applied as a reduction of the principal balance when concern exists as to the ultimate collection of principal. A distribution of nonaccrual loans and loans 90 days past due and still accruing interest is shown on the following table.

December 31, 1996
                       Nonaccrual      90 Days           Total              Percentage 1    Percentage 2
                                      Delinquent
                                    Still Accruing
Loan Type
Residential Mortgages   $  856,000   $1,047,000   $      1,903,000             2.8%          47.7%
Commercial Mortgages     1,021,000      299,000          1,320,000             8.4           33.0
Commercial Loans ....      695,000        4,000            699,000             7.0           17.5
Consumer Loans ......       73,000       73,000                                 .4            1.8
                            ------       ------          --------               --            ---
Total ...............   $2,572,000   $1,423,000   $      3,995,000             3.3%         100.0%
                        ==========   ==========   ================             ===          =====

December 31, 1995
                        Nonaccrual          90 Days            Total   Percentage1     Percentage2
                                         Delinquent
                                     Still Accruing
Loan Type
Residential Mortgages   $  973,000         $552,000   $     1,525,000       2.3%          45.7%
Commercial Mortgages     1,502,000          265,000         1,767,000      11.1           52.9
Consumer Loans ......       46,000           46,000                                        1.4
                         ---------         --------         ---------       ---          -----
Total ...............   $2,475,000         $863,000   $     3,338,000       2.9%         100.0%
                        ==========         ========   ===============       ===          =====
1 Percentage of gross loans outstanding for each loan type.
2 Percentage of total nonaccrual and 90 day past due loans.

The increase in total nonaccrual and past due loans is due to increases in nonaccrual and delinquent residential mortgage loans and commercial loans. The increase in residential mortgage loans occurred despite the borrowers doing their utmost to repay their loans to protect their homes in a difficult economic environment. The increase in commercial loans is also a reflection of the weak local economy. The majority of the nonaccrual and past due loans are secured loans and, as such, management anticipates there will be limited risk of loss in their ultimate resolution. As of December 31, 1996, management believes all significant potential problem loans have been identified in the tables above.

Restructured Loans
Loans are renegotiated in a troubled debt restructuring when the Company determines that it will ultimately receive greater economic value under the new terms than through foreclosure, liquidation, or bankruptcy. Candidates for renegotiation must meet specific guidelines. Guidelines consider the borrowers ability to enhance the value of the property, the collateral, the ability of the guarantor, if any, to perform, and the economic value of the renegotiated loan relative to foreclosure and other options. Restructured loans, which are performing in accordance with their new terms, and therefore, are not included in nonaccrual loans, amounted to $481,000 at December 31, 1996 compared to $841,000 at December 31, 1995. This decrease is primarily the result of placing certain restructured loans on nonaccrual during the year. All restructured loans at December 31, 1996 and December 31, 1995 were secured by real estate.

Other Real Estate Owned
Other real estate owned represents properties acquired through foreclosure and loans classified as in-substance foreclosures. In accordance with SFAS No. 114, a loan is classified as an in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Other real estate owned is recorded on an individual-asset basis at the lower of (1) fair value less estimated costs to sell or (2) cost (defined as the fair value at initial foreclosure). When a property is acquired or classified as in-substance foreclosure, the excess of the loan balance over the fair value of the property is charged to the allowance for loan losses. Subsequent write downs to reflect further declines in fair value are included in other operating expense. The following are the changes in other real estate owned during the last two years:

Years Ended December 31, 1996 and 1995
                       1996         1995
Beginning Balance   $ 549,000    $ 495,000
Additions .......     814,000      582,000
Sales ...........    (501,000)    (470,000)
Write downs .....     (31,000)     (58,000)
                      -------      -------
Ending Balance ..   $ 831,000    $ 549,000
                    =========    =========

Liquidity
Liquidity is the ability to provide sufficient cash flow to meet financial commitments and to fund additional loan demand or withdrawal of existing deposits. The Companys primary sources of liquidity are: its deposit base; repayments and maturities on loans; short-term assets such as federal funds sold; and maturities and sales of securities available for sale. These sources are available in amounts sufficient to provide liquidity to meet the Companys ongoing funding requirements. The Company is a member of the Federal Home Loan Bank. This membership enhances liquidity as it makes a revolving line of credit of $19,466,000 available to meet unforeseen liquidity demands. Additionally, the Company maintains a correspondent bank line of credit of $4,400,000. In 1996, cash generated from operating activities amounted to $3,384,000 and cash generated from financing activities amounted to $5,579,000. These amounts were more than offset by a use of cash in investing activities of $12,978,000, resulting in a net decrease in cash and cash equivalents of $4,015,000. See the Consolidated Statements of Cash Flows for additional information.

Capital Adequacy
One of managements primary objectives is to maintain a strong capital position to merit the confidence of depositors, the investing public, bank regulators and shareholders. A strong capital position should help the Company withstand unforeseen adverse developments and take advantage of profitable investment opportunities when they arise. Stockholders equity increased $47,000 or .2% in 1996 following an increase of 17.7% in the prior year. In 1996, the Company offered to repurchase and retire 50,000 common shares utilizing open-market and privately-negotiated purchases. By December 31, 1996, 49,672 shares were acquired at $21.00 per share, reducing stockholders equity by $1,043,000. In 1997, the Board of Directors authorized that $1,000,000 be made available to purchase and retire additional shares on the open market. Management believes that the repurchase of Company stock represents an excellent use of excess capital. In December 1996, the Company reissued 916 shares of treasury stock at $21.00 per share for reinvestment under the Dividend Reinvestment Plan. The Company retained $1,370,000 from 1996 earnings, while the after-tax adjustment for the change in the net unrealized gain (loss) on securities available for sale reduced capital by $299,000. In accordance with regulatory guidance, the capital adjustment related to the fair value of securities available for sale is not considered as part of the computation of regulatory capital ratios. Under the Federal Reserve Banks risk-based capital rules, the Companys Tier I risk-based capital was 19.3% and total risk-based capital was 20.6% of risk-weighted assets. These risk-based capital ratios are well above the minimal requirements of 4% for Tier I capital and 8% for total capital. The Companys leverage ratio (Tier I capital to average assets) of 10.4% is well above the 4% minimum requirement. The following table shows the Companys actual capital measurements compared to the minimum regulatory requirements.

Years Ended December 31, 1996 and 1995
                                                          1996             1995
Tier I capital
Stockholders equity, excluding the after-tax net
unrealized gain on securities available for sale .$ 20,653,000 $ 20,307,000 Tier II capital
Allowance  for  loan  losses1 ....................   1,343,000        1,283,000
                            -                        ---------        ---------
Total  risk-based  capital                         $21,996,000      $21,590,000
                                                   ===========      ===========
Risk-weighted assets2                             $107,056,000     $102,315,000
                    =                             ============     ============
Average assets ...................................$198,134,000     $193,568,000
                                                  ============     ============

Ratios
Tier I risk-based capital (minimum 4%)                    19.3%           19.9%
Total risk-based  capital (minimum 8%)                    20.6%           21.1%
Leverage (minimum4%) .............................        10.4%           10.5%

1 The allowance for loan losses is limited to 1.25% of risk-weighted assets for the purpose of this calculation. 2 Risk-weighted assetshave been reduced for excess allowance for loan losses excluded from total risk-based capital.

Results of Operations
Net Income
Net income for 1996 of $2,145,000 was down 11.5% from the 1995 earnings of $2,424,000, after a 1.5% decrease in 1995 compared to 1994 earnings of $2,460,000. These decreases were due to the interaction of a number of factors including increasing pressure on net interest margin, the operating costs associated with the two new supermarket branches and increased loan loss provisions and other costs associated with problem loans and other real estate owned. The most significant impact on net income in 1996 was the increase in salary and wage expense of $297,000, an increase of 11.9%. The increase is the result of maintaining a competitive salary structure and new hires for the supermarket branches. Occupancy and equipment expense increased $113,000, or 12.1%, in 1996 primarily due to a new computer mainframe and the supermarket branch openings. Continued local economic problems caused other real estate owned expenses to increase in 1996 by $99,000, or 53.8%.

Interest Income and Interest Expense
Throughout this part of the discussion, net interest income and its components are expressed on a tax equivalent basis which means that, where appropriate, tax exempt income is shown as if it were earned on a fully taxable basis. The largest source of income for the Company is net interest income, which represents interest earned on loans, securities and short-term investments, less interest paid on deposits and other interest bearing liabilities. Net interest income of $9,505,000 for 1996 resulted in an increase of .8% from $9,429,000 for 1995. Interest income for 1996 was $15,783,000 compared to $15,716,000 in 1995 and $15,645,000 in 1994. The increase in 1996 is the result of an increase in interest on loans substantially offset by decreases in interest on securities and federal funds sold. An overall decrease in average yield on earning assets of thirteen basis points was experienced in 1996. In the current rate environment, yields should stabilize as new investments are acquired at average portfolio rates. Loan demand weakened in 1996, reflecting current conditions in the local economy. In 1997, increases in funding will be allocated first to meet loan demand, as necessary, and then to the investment portfolios. Interest expense in 1996 decreased $9,000 or .1% over 1995, contrasted to a 14.7% increase, amounting to $807,000, from 1994 to 1995. Like rates on earning assets, the cost of funding is also closely tied to market rates. During 1996, deposit rates declined slightly. A new competitive 18-month savings certificate, with one interest escalation during its term, continues to attract new deposits. Net interest margin at 5.07% in 1996 declined from 5.13% in 1995 and 5.51% in 1994. It is the Companys intention to reverse the deterioration in its net interest margin in 1997. The effect of the new supermarket branches and new loan products should help the Company improve its net interest income.

Operating Income and Operating Expense
Operating income primarily consists of service charges, commissions and fees for various banking services, and securities gains and losses. Operating income in 1996 increased 13.9% or $129,000 over 1995, largely due to a net gain on security transactions of $95,000 in 1996 compared to a net gain of $33,000 in 1995. Operating income in 1995 increased $275,000 over the prior year, primarily from a net security gain of $33,000 compared to a net loss of $166,000 in 1994. Operating expense increased by $608,000 or 9.95% in 1996, compared to increases of .03% in 1995 and 5.0% in 1994. Salary and wage expense combined with employee benefit expense increased 10.8% to $3,628,000 in 1996 compared to $3,275,000 in 1995, which increased 7.7% over $3,040,000 in 1994. Occupancy and equipment expense increased 12.1% to reach $1,049,000 in 1996, up from $936,000 in 1995 and $915,000 in 1994. This increase reflects the Companys commitment to upgrade facilities and services, which continued in 1996 with the addition of two supermarket branches and a new computer mainframe. Net other real estate owned expense increased 53.8% to $283,000 in 1996 from $184,000 in 1995, after declining from $272,000 in 1994. Only an upturn in the local economy will reverse the recent trend of increasing foreclosure activity and associated costs. In the interim, however, the Company will continue to enforce underwriting and appraisal standards to minimize future losses and will continue to make every effort to liquidate foreclosed property in a fashion that will minimize loss. Other operating expense at $1,761,000 in 1996 increased by $43,000 or 2.5% from 1995. This increase is primarily due to the start-up costs of the two new supermarket branches. The federal deposit insurance premium decreased from $363,000 in 1994 to $190,000 in 1995 and to $2,000 in 1996. Based
on current assessment rates, the Company expects to incur no premium expense for 1997.
 Accounting Pronouncement
The Company will adopt Statement of Financial Accounting Standards (SFAS) No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, effective January 1, 1997. Among other things, the statement establishes standards for distinguishing transfers of financial assets that should be accounted for as sales from those that should be accounted for as secured borrowings. SFAS No. 125 has limited applicability to the Companys current activities and, accordingly, management anticipates that adoption of the statement will not have a material impact on financial condition or results of operations. See note 17 to the consolidated financial statements for a further discussion of SFAS No. 125.

Inflation
The Companys operating results generally reflect the effects of inflation as interest rates, loan demand and deposit levels adjust to inflation and impact net interest income. Management can best counter the effect of inflation over the long term by managing net interest income and controlling expenses. The most significant item not reflecting the effects of inflation is depreciation expense, as it is determined based on the historical cost of the assets.

Distribution  of Assets,  Liabilities,  & Stockholders  Equity:Interest  Rates &
Interest Differential

Consolidated Average
Balance Sheet
1996
                                        Average  Percentage of         Interest        Average
                                        Balance   Total Assets      Earned/Paid     Yield/Rate
Assets
Investment securities and
securities available for sale
Taxable securities .............   $  41,732,000       21.06%     $ 2,699,000           6.47%
Tax-exempt securities ..........      29,872,000       15.08        2,468,000           8.26
                                      ----------       -----        ---------
TOTAL SECURITIES ...............      71,604,000       36.14        5,167,000           7.22
                                      ----------       -----        ---------
Short-term investments .........       1,838,000        0.92          104,000           5.66
Loans, net of unearned discount:
Real estate mortgages 85,010,000                       42.90        7,431,000           8.74
Home equity loans ..............       1,973,000        1.00          148,000           7.50
Time and demand loans ..........       9,108,000        4.60          900,000           9.88
Installment loans ..............      16,024,000        8.09        1,798,000          11.22
Other loans ....................       1,866,000        0.94          235,000          12.59
                                       ---------        ----          -------
TOTAL LOANS2 ...................     113,981,000       57.53       10,512,000           9.22
           -                         -----------       -----       ----------
TOTAL INTEREST-
EARNING ASSETS .................     187,423,000       94.59       15,783,000           8.42
                                     -----------       -----       ----------           ----
Allowance for loan losses ......      (1,619,000)      (0.82)
Cash and due from banks ........       6,017,000        3.04
Premises and equipment, net ....       2,395,000        1.21
Other assets ...................       3,637,000        1.84
Net unrealized gain on
securities available for sale ..         281,000        0.14
                                         -------        ----
TOTAL ASSETS ...................   $ 198,134,000      100.00%
                                   =============      ======
Liabilities and
 Stockholders Equity
NOW and Super NOW deposits .....   $  28,395,000       14.33% $   862,000               3.04%
Savings and insured money
market deposits ................      55,670,000       28.10    1,810,000               3.25
Time deposits ..................      66,006,000       33.31    3,485,000               5.28
TOTAL INTEREST-
BEARING DEPOSITS ...............     150,071,000       75.74    6,157,000               4.10
Federal funds purchased
and other short-term debt ......       1,096,000        0.55       63,000               5.75
Long-term debt .................       1,133,000        0.57       58,000               5.12
TOTAL INTEREST-
BEARING LIABILITIES ............     152,300,000       76.87    6,278,000               4.12
Demand deposits 23,068,000 .....                                                       11.64
Other liabilities ..............       2,015,000        1.02
TOTAL LIABILITIES ..............     177,383,000       89.53
Stockholders equity ............      20,751,000       10.47
                                      ----------       -----
TOTAL LIABILITIES AND
STOCKHOLDERS EQUITY ............   $ 198,134,000      100.00%
                                   =============      ======
Net interest income ............   $   9,505,000
Net interest spread ............                                                        4.30%
Net interest margin3 ...........                                                        5.07%

1 Yields are calculated on a tax equivalent basis.
2 For purpose of this schedule, interest on nonaccruing loans has been included only to the extent reflected in the consolidated income statement. However, the nonaccrual loan balances are included in the average amount outstanding. 3 Computed by dividing net interest income by total interest-earning assets.

Consolidated Average
Balance Sheet
1995
                                                 Average     Percentage of        Interest         Average
                                                 Balance      Total Assets     Earned/Paid      Yield/Rate
Assets
Investment securities and
securities available for sale
Taxable securities .................       $  43,098,000             22.27%    $ 2,847,000            6.61%
Tax-exempt securities1                        29,237,000             15.10       2,495,000            8.53
                     -                        ----------             -----       ---------
TOTAL SECURITIES ...................          72,335,000             37.37       5,342,000            7.39
                                              ----------             -----       ---------
Short-term investments .............           3,899,000              2.01         225,000            5.77
Loans, net of unearned discount:
Real estate mortgages 83,176,000 ...                                 42.97       7,427,000            8.93
Time and demand loans ..............           8,416,000              4.35         848,000           10.08
Installment loans ..................          14,437,000              7.46       1,668,000           11.55
Other loans ........................           1,538,000              0.79         206,000           13.39
                                               ---------              ----         -------
TOTAL LOANS2 .......................         107,567,000             55.57      10,149,000            9.44
           -                                 -----------             -----      ----------
TOTAL INTEREST-
EARNING ASSETS .....................         183,801,000             94.95      15,716,000            8.55
                                             -----------             -----      ----------
Allowance for loan losses                     (1,679,000)                                            (0.87)
Cash and due from banks                        6,086,000                                              3.14
Premises and equipment, net ........           2,247,000              1.16
Other assets .......................           3,581,000              1.85
Net unrealized loss on
securities available for sale ......            (468,000)            (0.24)
                                                --------             -----
TOTAL ASSETS .......................       $ 193,568,000            100.00%
                                           =============            ======
Liabilities and
Stockholders Equity
NOW and Super NOW deposits .........       $  30,081,000             15.54%       $901,000            3.00%
Savings and insured money
market deposits ....................          52,931,000             27.34       1,646,000            3.11
Time deposits ......................          65,556,000             33.87       3,602,000            5.49
                                              ----------             -----       ---------
BEARING DEPOSITS ...................         148,568,000             76.75       6,149,000            4.14
                                             -----------             -----       ---------
Federal funds purchased
and other short-term debt ..........             370,000              0.19          19,000            5.14
Long-term debt .....................           2,718,000              1.40         119,000            4.38
                                               ---------              ----         -------
TOTAL INTEREST-
BEARING LIABILITIES ................         151,656,000             78.35       6,287,000            4.15
                                             -----------             -----       ---------
Demand deposits ....................          20,641,000             10.66
Other liabilities ..................           1,400,000              0.72
                                               ---------              ----
TOTAL LIABILITIES ..................         173,697,000             89.73
Stockholders equity ................          19,871,000             10.27
                                              ----------             -----
TOTAL LIABILITIES AND
STOCKHOLDERS EQUITY ................       $ 193,568,000            100.00%
                                           =============            ======
Net interest income ................                                           $ 9,429,000
Net interest spread ................                                                                  4.40%
Net interest margin3 ...............                                                                  5.13%

1 Yields are calculated on a tax equivalent basis.
2 For purpose of this schedule, interest on nonaccruing loans has been included only to the extent reflected in the consolidated income statement. However, the nonaccrual loan balances are included in the average amount outstanding. 3 Computed by dividing net interest income by total interest-earning assets.

Consolidated Average
Balance Sheet
1994
                                              Average     Percentage of         Interest         Average
                                              Balance      Total Assets      Earned/Paid      Yield/Rate
Assets
Interest-bearing deposits
with banks ......................       $     826,000              0.43%     $    39,000           4.72%
Investment securities
and securities available for sale
Taxable securities ..............          50,527,000             26.03        3,126,000           6.19
Tax-exempt securities1 ..........          30,959,000             15.95        2,705,000           8.74
                     -                     ----------             -----        ---------
TOTAL SECURITIES ................          81,486,000             41.98        5,831,000           7.16
                                           ----------             -----        ---------
Short-term investments ..........           1,620,000              0.83           70,000           4.32
Loans, net of unearned discount:
Real estate mortgage ............          78,370,000             40.37        7,281,000           9.29
Time and demand loans ...........           7,321,000              3.77          698,000           9.53
Installment loans ...............          13,436,000              6.92        1,524,000          11.34
Other loans .....................           1,390,000               .72          202,000          14.53
                                            ---------               ---          -------
TOTAL LOANS2 ....................         100,517,000             51.78        9,705,000           9.66
           -                              -----------             -----        ---------
TOTAL INTEREST-
EARNING ASSETS ..................         184,449,000             95.02       15,645,000           8.48
Allowance for loan losses .......          (1,645,000)            (0.85)
Cash and due from banks .........           6,264,000              3.23
Premises and equipment, net .....           2,077,000              1.07
Other assets ....................           4,079,000              2.10
Net unrealized loss on
securities available for sale ...          (1,110,000)            (0.57)
                                           ----------             -----
TOTAL ASSETS ....................       $ 194,114,000            100.00%
                                        =============            ======
Liabilities and
Stockholders Equity
NOW and Super NOW deposits ......       $  32,622,000             16.80%     $   925,000           2.84%
Savings and insured money
market deposits .................          65,626,000             33.81        1,972,000           3.00
Time deposits ...................          47,766,000             24.61        2,176,000           4.56
                                           ----------             -----        ---------
TOTAL INTEREST-
BEARING DEPOSITS ................         146,014,000             75.22        5,073,000           3.47
                                          -----------             -----        ---------
Federal funds purchased
and other short-term debt .......           4,544,000              2.34          201,000           4.42
Long-term debt ..................           4,437,000              2.29          206,000           4.64
                                            ---------              ----          -------

TOTAL INTEREST-
BEARING LIABILITIES .............         154,995,000             79.85        5,480,000           3.54
                                          -----------             -----        ---------
Demand deposits .................          19,354,000              9.97
Other liabilities ...............           1,282,000              0.66
                                            ---------              ----

TOTAL LIABILITIES ...............         175,631,000             90.48
Stockholders equity .............          18,483,000              9.52
                                           ----------              ----

TOTAL LIABILITIES AND
STOCKHOLDERS EQUITY .............       $ 194,114,000            100.00%
                                        =============            ======

Net interest income .............                                            $10,165,000
                                                                             ===========

Net interest spread .............                                                                  4.94%
                                                                                                   ====

Net interest margin3 ............

                   =

1 Yields are calculated on a tax equivalent basis.
2 For purpose of this schedule, interest on nonaccruing loans has been included only to the extent reflected in the consolidated income statement. However, the nonaccrual loan balances are included in the average amount outstanding. 3 Computed by dividing net interest income by total interest-earning assets.

Volume and Rate Analysis The following schedule sets forth, for each major category of interest earning assets and interest bearing liabilities, the dollar amount of interest income (calculated on a tax equivalent basis) and interest expense, and changes therein for 1996 as compared to 1995, and 1995 as compared to 1994. The changes in interest income and expense attributable to both rate and volume have been allocated to rate on a consistent basis.

                                          1996 Compared to 1995                   1995 Compared to 1994
                                   Increase (Decrease) Due to Change In     Increase (Decrease) Due to Change In
                                   ------------------------------------     ------------------------------------

                                        Volume          Rate       Total       Volume         Rate        Total
Interest Income Due from



banks time deposits                  $    ---     $            $            $ (39,000)  $           $  (39,000)
Investment securities
 and securities
 available for sale ..............     (54,000)    (121,000)    (175,000)    (652,000)     163,000     (489,000)
Federal funds sold ...............    (119,000)      (2,000)    (121,000)      98,000       57,000      155,000
Loans ............................     605,000     (242,000)     363,000      729,000     (285,000)     444,000
                                       -------     --------      -------      -------      -------      -------

TOTAL INTEREST
INCOME ...........................     432,000     (365,000)      67,000      136,000       65,000       71,000
                                       -------     --------       ------      -------       ------      -------

Interest Expense
NOW and Super
NOW deposits .....................     (51,000)      12,000      (39,000)     (71,000)      47,000      (24,000)
Savings and insured
money market deposits ............      85,000       79,000      164,000     (385,000)      59,000     (326,000)
Time deposits ....................      25,000     (142,000)    (117,000)     813,000      613,000    1,426,000
Federal funds sold and
other short-term debt ............      37,000        7,000       44,000     (185,000)       3,000     (182,000)
Long-term debt ...................     (70,000)       9,000      (61,000)     (80,000)      (7,000)     (87,000)
                                       -------        -----      -------      -------       ------     ---------

TOTAL INTEREST
EXPENSE ..........................      26,000      (35,000)      (9,000)      92,000       715,000     807,000
                                        ------      -------       ------       ------       -------     -------

NET INTEREST

INCOME ...........................   $ 406,000    $(330,000)   $  76,000    $  44,000    $(780,000)   $(736,000)
                                     =========    =========    =========    =========    =========    =========


Managements Statement of Responsibility

The consolidated financialstatements and related information in the 1996 Annual Report were prepared in conformity with generally accepted accounting principles. Management is responsible for the integrity and objectivity of the consolidated financial statements and related information. Accordingly, it maintains an extensive system of internal controls and accounting policies and procedures to provide reasonable assurance of the accountability and safeguarding of the Companys assets and of the accuracy of financial information. These procedures include management evaluations of asset quality and the impact of economic events, organizational arrangements that provide an appropriate division of responsibility, and a program of internal audits to evaluate independently the extent of ongoing compliance with the Companys adopted policies and procedures. The responsibility of the Companys independent public accountants, KPMG Peat Marwick LLP, is limited to the expression of an opinion as to the fair presentation of the consolidated financial statements based on their audit conducted in accordance with generally accepted auditing standards. The Board of Directors, through its Examining Committee, is responsible for insuring that both management and the independent public accountants fulfill their respective responsibilities with regard to the consolidated financial statements. The Examining Committee, which is comprised entirely of directors who are not officers or employees of the Company, meets periodically with management, the internal auditor and the independent public accountants. The internal auditor and independent public accountants have full and free access to and meet with the Examining Committee, without management being present, to discuss financial reporting and other relevant matters. The consolidated financial statements have not been reviewed or confirmed for accuracy or relevance by the Office of the Comptroller of the Currency. Arthur
E. Keesler PresidentJeffersonville Bancorp Raymond L. Walter PresidentFirst National Bank of Jeffersonville K. Dwayne Rhodes TreasurerJeffersonville Bancorp

Consolidated Balance Sheets
December 31, 1996 and 1995
                                                                 1996            1995
                                                                 ----            ----
Assets
Cash and due from banks (note 2) ....................   $   4,723,000    $  5,938,000
Federal funds sold ..................................       1,300,000       4,100,000
                                                            ---------       ---------

Cash and cash equivalents ...........................       6,023,000      10,038,000
Securities available for sale, at fair value (note 3)      64,842,000      61,614,000
Investment securities, estimated fair value of
$3,518,000 in 1996 and $1,898,000 in 1995 (note 4) ..       3,401,000       1,782,000
Loans, less allowance for loan losses of $1,711,000
in 1996 and $1,629,000 in 1995 (note 5) .............     115,605,000     109,288,000
Accrued interest receivable .........................       1,168,000       1,180,000
Premises and equipment, net (note 6) ................       2,602,000       2,205,000
Federal Home Loan Bank stock ........................         717,000         736,000
Other real estate owned (note 7) ....................         831,000         549,000
Other assets ........................................         924,000       1,077,000
                                                              -------       ---------

Total Assets ........................................   $ 196,113,000    $188,469,000
                                                        =============    ============

Liabilities and Stockholders Equity
Liabilities:
Deposits:
Demand deposits (non-interest bearing) ..............   $  22,044,000    $ 20,879,000
Now and Super NOW accounts ..........................      26,541,000      28,457,000
Savings and insured money market deposits ...........      53,665,000      51,563,000
Time deposits (note 8) ..............................      70,680,000      63,285,000
                    -                                      ----------      ----------

Total deposits ......................................     172,930,000     164,184,000
Short-term debt 529,000 197,000
Federal Home Loan Bank advance (note 9) .............       1,700,000          ---
Accrued expenses and other liabilities ..............       1,679,000       1,460,000
                                                            ---------       ---------

Total liabilities ...................................     175,138,000     167,541,000
                                                          -----------     -----------

Commitments and contingent liabilities (note 15) Stockholders equity (note 12):
  Series A preferred stock, no par value;
    2,000,000 shares authorized; none issued
  Common stock; $0.50 par value;  2,250,000 shares authorized;  1,234,778 shares issued and 1,182,794  outstanding at December 31, 1996;  1,284,450 shares issued and 1,231,550 outstanding
at December 31, 1995 ................................         617,000         642,000
Paid-in capital                                               447,000       1,450,000
 Treasury  stock,  51,984 shares in 1996
and 52,900 shares in 1995 ...........................        (206,000)       (210,000)
Undivided profits ...................................      19,795,000      18,425,000
Net unrealized gain on securities
available for sale, net of tax ......................         322,000         621,000
                                                              -------         -------

Total stockholders equity ...........................      20,975,000      20,928,000
                                                           ----------      ----------

Total liabilities and stockholders equity ...........   $ 196,113,000    $188,469,000
                                                        =============    ============

See accompanying notes to consolidated financial statements.


Consolidated Statements of Income
Years Ended December 31, 1996, 1995 and 1994

                                               1996          1995           1994
Interest Income

Loan interest and fees ..............   $10,512,000   $10,149,000   $  9,705,000
Securities:
Taxable .............................     2,699,000     2,847,000      3,165,000
Non-taxable .........................     1,629,000     1,647,000      1,785,000
Federal funds sold ..................       104,000       225,000         70,000
                                            -------       -------         ------

Total interest income ...............    14,944,000    14,868,000     14,725,000
                                         ----------    ----------     ----------

Interest Expense
Deposits ............................     6,157,000     6,149,000      5,073,000
Federal funds purchased
and other short-term debt ...........        63,000        19,000        201,000
Federal Home Loan Bank advance
and other long-term debt ............        58,000       119,000        206,000
                                             ------       -------        -------

Total interest expense ..............     6,278,000     6,287,000      5,480,000
                                          ---------     ---------      ---------

Net interest income .................     8,666,000     8,581,000      9,245,000
Provision for loan losses (note 5) ..       290,000       160,000        427,000
                                -           -------       -------        -------

Net interest income after
provision for loan losses ...........     8,376,000     8,421,000      8,818,000
                                          ---------     ---------      ---------

Operating Income
Service charges .....................      651,000       619,000        529,000
Net security gains (losses) (note 3)        95,000        33,000       (166,000)
Other non-interest income ...........      313,000       278,000        292,000
                                            -------       -------        -------

Total OPERATING INCOME ..............     1,059,000       930,000        655,000
                                          ---------       -------        -------

Operating Expenses
Salaries and wages ..................     2,794,000     2,497,000      2,308,000
Employee benefits (note 14) .........       834,000       778,000        732,000
Occupancy and equipment expenses ....     1,049,000       936,000        915,000
Other real estate owned expenses, net       283,000       184,000        272,000
Other operating expense (note 11) ...     1,761,000     1,718,000      1,884,000
                              --          ---------     ---------      ---------

Total OPERATING EXPENSES ............     6,721,000     6,113,000      6,111,000
                                          ---------     ---------      ---------

Income before income taxes ..........     2,714,000     3,238,000      3,362,000
Income taxes (note 10) ..............       569,000       814,000        902,000

Net income ..........................   $ 2,145,000   $ 2,424,000   $  2,460,000
                                        ===========   ===========   ============

Net income per common share .........   $      1.79   $      1.93   $       1.91
                                        ===========   ===========   ============

Average common shares outstanding ...     1,200,519     1,252,900      1,288,330
                                          =========     =========      =========

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes

in Stockholders Equity

Years Ended December 31, 1996, 1995 and 1994
                                 Common        Paid-in        Treasury       Undivided              Net            Total
                                  Stock        Capital           Stock         Profits       Unrealized     Stockholders
                                                                                             Gain (Loss)          Equity
                                                                                           on Securities
Balance at
December 31, 1993 .......   $   672,000    $ 2,569,000    $   (223,000)   $ 15,005,000     $    --           $18,023,000
Net income ..............         --             --               --         2,460,000          --             2,460,000
Unrealized gain on
securities available
for sale, net of tax,
as of January 1, 1994 ...          --            --               --            --           1,535,000         1,535,000
Change in net
unrealized gain
(loss) during the year ..          --            --               --            --          (3,527,000)       (3,527,000)
Cash dividends
($0.55 per share) .......          --            --               --          (709,000)         --              (709,000)
------                          ------         -------          ------         -------      -----------       ------------
Balance at
December 31, 1994 .......       672,000      2,569,000        (223,000)     16,756,000      (1,992,000)       17,782,000
Net income ..............          --            --               --         2,424,000          --             2,424,000
Change in unrealized
gain (loss) on securities
available for sale,
net of tax ..............          --            --               --            --            2,613,000        2,613,000
Cash dividends
($0.60 per share) .......          --            --               --          (755,000)          --             (755,000)
Purchases and
retirements of
common stock ............       (30,000)    (1,170,000)           --            --               --           (1,200,000)
Treasury stock sold .....          --           51,000         13,000           --               --               64,000
                                 ------         ------         ------         -------          -------          --------
Balance at
December 31, 1995 .......       642,000      1,450,000        (210,000)     18,425,000         621,000        20,928,000
Net income ..............          --            --               --         2,145,000           --            2,145,000
Change in unrealized
gain on securities
available for sale,
net of tax ..............          --            --               --            --            (299,000)         (299,000)
Cash dividends
($0.65 per share) .......          --            --               --          (775,000)           --            (775,000)
Purchases and
retirements
of common stock                 (25,000)     (1,018,000)          --            --                --          (1,043,000)
Treasury stock sold .....          --            15,000          4,000          --                --              19,000
                                --------      ----------       ---------      ----------        --------       ----------
Balance at
December 31, 1996 .......   $   617,000    $   447,000    $   (206,000)   $ 19,795,000    $    322,000    $20,975,000
         === ====           ===========    ===========    ============    ============    ============    ===========

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
Years Ended December 31, 1996, 1995 and 1994
                                                                        1996            1995            1994
                                                                        ----            ----            ----
Operating Activities
Net income ..................................................   $  2,145,000    $  2,424,000    $  2,460,000
Adjustments   to  reconcile  net  income  to  net  cash  provided  by  operating activities:
Provision for loan losses ...................................        290,000         160,000         427,000
Write down of other real estate owned .......................         31,000          58,000         120,000
Depreciation and amortization ...............................        423,000         368,000         341,000
Deferred income tax (benefit) expense .......................       (102,000)        (94,000)        264,000
Net security (gains) losses .................................        (95,000)        (33,000)        166,000
Decrease (increase) in accrued interest receivable ..........         12,000         192,000
Decrease (increase) in other assets .........................        461,000        (376,000)
Increase (decrease) in accrued expenses and other liabilities        219,000         984,000          (1,000)
                                                                     -------         -------          ------

Net cash provided by operating activities ...................      3,384,000       3,663,000       3,356,000
                                                                   ---------       ---------       ---------

Investing Activities Proceeds from maturities and calls:
Securities available for sale ...............................     10,873,000      18,412,000      15,615,000
Investment securities  983,000 773,000 228,000
Proceeds from sales of securities available for sale ........      3,812,000      18,496,000      16,116,000
Purchases:
Securities available for sale ...............................    (18,323,000)    (24,353,000)    (40,839,000)
Investment securities .......................................     (2,602,000)       (644,000)       (188,000)
Net increase in loans .......................................     (7,421,000)     (8,616,000)     (5,533,000)
Redemption (purchase) of Federal Home Loan Bank stock .......         19,000         (36,000)        156,000
Net purchases of premises and equipment .....................       (820,000)       (415,000)       (608,000)
Proceeds from sales of other real estate owned ..............        501,000         470,000         929,000
                                                                     -------         -------         -------

Net cash (used in) provided by investing activities .........    (12,978,000)      4,087,000     (14,124,000)
                                                                 -----------       ---------     -----------

Financing Activities
Net increase (decrease) in deposits .........................      8,746,000      (1,347,000)     10,280,000
Net increase (decrease) in short-term debt ..................        332,000          37,000
Proceeds from long-term debt ................................      5,400,000
Repayments of long-term debt ................................     (1,700,000)     (1,700,000)     (2,602,000)
Cash dividends paid .........................................       (775,000)       (755,000)       (709,000)
Purchases and retirements of common stock ...................     (1,043,000)     (1,200,000)
Proceeds from sales of treasury stock .......................         19,000          64,000
                                                                      ------          ------

Net cash provided by (used in) financing activities .........      5,579,000      (5,236,000)     12,406,000
                                                                   ---------      ----------      ----------

Net (DECREASE) INCREASE in cash and cash equivalents ........     (4,015,000)      2,514,000       1,638,000
Cash and cash equivalents at beginning of year ..............     10,038,000       7,524,000       5,886,000
                                                                  ----------       ---------       ---------

Cash and cash equivalents at end of year ....................   $  6,023,000    $ 10,038,000    $  7,524,000
                                                                ============    ============    ============

Supplemental Disclosures
Cash paid for:
Interest ...........................................            $  6,153,000   $ 6,314,000    $ 5,370,000
Income taxes .......................................            $    728,000   $   462,000    $   873,000
                                                                ============   ===========    ===========

Transfer of loans to other real estate owned .......            $    814,000   $   582,000    $   136,000
                                                                ============   ===========    ===========

Transfer of investment securities to securities
available for sale upon adoption of Statement
of Financial Accounting Standards No. 115 ..........            $              $              $64,132,000
                                      ===                       =========================================

Unrealized net gain on securities available for sale
upon adoption of Statement of Financial Accounting
Standards No. 115, net of taxes of $1,062,000 ......            $              $              $ 1,535,000
              ====                 ==========                   =========================================

Change in net unrealized gain or loss on securities
available for sale, net of tax                                  $(299,000)     $ 2,613,000    $(3,527,000)
                                                                =========      ===========    ===========

Deferred tax effect of change in net unrealized
gain or loss on securities available for sale ......            $  206,000     $(1,819,000)   $ 2,440,000
                                                                ==========     ===========    ===========

See accompanying notes to consolidated financial statements.

Notes to Consolidated  Financial Statements
 1. Summary of Significant  Accounting
     Policies

  Basis of Presentation

     The consolidated financial statements of Jeffersonville Bancorp (the Parent Company) include its wholly owned subsidiary, The First National Bank of Jeffersonville (the Bank). Collectively, these entities are referred to herein as the Company. All significant intercompany transactions have been eliminated in consolidation. The Parent Company is a bank holding company whose principal activity is the ownership of all outstanding shares of the Banks stock. The Bank is a commercial bank providing community banking services to individuals, small businesses and local municipal governments in Sullivan County, New York. The consolidated financial statements have been prepared, in all material respects, in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Material estimates that are particularly susceptible to near-term change include the allowance for loan losses and the valuation of other real estate owned, which are described below. Actual results could differ from these estimates. For purposes of the consolidated statements of cash flows, the Company considers Federal funds sold, if any, to be cash equivalents. Reclassifications are made to prior years consolidated financial statements whenever necessary to conform to the current years presentation.

Securities

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, on
January 1, 1994. Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and ability to hold debt securities to maturity, they are classified as investment securities held to maturity and are stated at amortized cost. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized gains and losses reflected in current earnings. All other debt and marketable equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported, net of income taxes, as a separate component of stockholders equity. Non-marketable equity securities are carried at cost. At December 31, 1996 and 1995, the Company had no trading securities. Gains and losses on sales of securities are based on the net proceeds and the amortized cost of the securities sold, using the specific identification method. The amortization of premium and accretion of discount on debt securities is calculated using the level-yield interest method over the period to the earlier of the call date or maturity date. Unrealized losses on securities that reflect a decline in value which is other than temporary, if any, are charged to income.

Loans

     Loans are stated at unpaid principal balances, less unearned discounts and the allowance for loan losses. Unearned discounts on installment loans are accreted into income using a method which approximates the level-yield interest method. Interest income is recognized on the accrual basis of accounting. When, in the opinion of management, the collection of interest is in doubt, the loan is classified as non-accrual. Generally, loans past due more than 90 days are classified as non-accrual. Thereafter, no interest is recognized as income until received in cash or until such time as the borrower demonstrates the ability to make scheduled payments of interest and principal.

Allowance  for Loan Losses

     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged-off against the allowance when management believes that the collectability of all or a portion of the principal is unlikely. Recoveries of loans previously charged-off are credited to the allowance when realized. Effective January 1, 1995, the Company prospectively adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118. Under SFAS No. 114, a loan is considered to be impaired when, based on current information and events, it is probable that the creditor will be unable to collect all principal and interest contractually due. Creditors are permitted to measure impaired loans based on (i) the present value of expected future cash flows discounted at the loans effective interest rate,
(ii) the loans observable market price or (iii) the fair value of the collateral if the loan is collateral dependent. If the approach used results in a measurement that is less than an impaired loans recorded investment, an impairment loss is recognized as part of the allowance for loan losses. The allowance for loan losses is maintained at a level deemed adequate by management based on an evaluation of such factors as economic conditions in the Companys market area, past loan loss experience, the financial condition of individual borrowers, and underlying collateral values based on independent appraisals. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions, particularly in Sullivan County. In addition, Federal regulatory agencies, as an integral part of their examination process, periodically review the Companys allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management.

Premises and  Equipment

     Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided over the estimated useful lives of the assets using straight-line or accelerated methods.

Federal Home Loan Bank Stock

     As a member institution of the Federal Home Loan Bank (FHLB), the Bank is required to hold a certain amount of FHLB stock. This stock is considered to be a non-marketable equity security and, accordingly, is carried at cost since there is no readily available market value.

Other Real Estate Owned

     Other real estate owned consists of properties acquired through foreclosure and loans classified as in-substance foreclosures. In accordance with SFAS No. 114, a loan is classified as an in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Other real estate owned is stated on an individual-asset basis at the lower of (i) fair value less estimated costs to sell or (ii) cost (defined as the fair value at initial foreclosure). When a property is acquired or a loan is classified as an in-substance foreclosure, the excess of the loan balance over the fair value of the property is charged to the allowance for loan losses. If necessary, subsequent write downs to reflect further declines in fair value are included in other operating expense. Fair value estimates are based on independent appraisals and other available information. While management estimates real estate owned losses using the best available information, such as independent appraisals, future write downs may be necessary based on changes in real estate market conditions, particularly in Sullivan County, and the results of regulatory examinations.

Income  Taxes

     In accordance with the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that all or a portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Income Per Common Share

     Income per share is computed based upon the weighted average number of common shares outstanding during the year.

2. Cash and Due From Banks

     The Bank is required to maintain certain reserves in the form of vault cash and/or deposits with the Federal Reserve Bank. The amount of this reserve requirement, which is included in cash and due from banks, was approximately $1,000,000 and $1,260,000 at December 31, 1996 and 1995, respectively.

3.  Securities  Available  for Sale

     The amortized cost and estimated fair values of securities available for sale at December 31, 1996 and 1995 are as follows:

December 31, 1996
                                                        Gross           Gross       Estimated
                                      Amortized    Unrealized      Unrealized            Fair
                                           Cost         Gains          Losses           Value
U.S. Treasury securities ........   $   100,000    $    ---         $    ---      $   100,000
U.S. Government agency securities    15,400,000         ---          (170,000)     15,230,000
Obligations of states and
political subdivisions               27,419,000       954,000         (73,000)     28,300,000
Corporate debt securities .......       509,000          ---           (8,000)        501,000
Mortgage-backed
securities and collateralized
mortgage obligations ............    20,293,000         41,000        (187,000)    20,147,000
                                     ----------         ------        --------     ----------

Total debt securities ...........    63,721,000        995,000        (438,000)    64,278,000
Equity securities ...............       573,000          ---            (9,000)       564,000
                                        -------                         ------        -------

                                    $64,294,000   $    995,000    $   (447,000)   $64,842,000
                                    ===========   ============    ============    ===========

December 31, 1995
                                                        Gross           Gross       Estimated
                                      Amortized    Unrealized      Unrealized            Fair
                                           Cost         Gains          Losses           Value
U.S. Government agency securities   $10,148,000   $    13,000    $    (27,000)   $ 10,134,000
Obligations of states and
political subdivisions               25,845,000     1,148,000         (54,000)     26,939,000
Corporate debt securities .......     1,511,000        13,000            --         1,524,000
Mortgage-backed
securities and collateralized
mortgage obligations ............    22,984,000       142,000        (173,000)     22,953,000
                                     ----------       -------        --------      ----------

Total debt securities ...........    60,488,000     1,316,000        (254,000)     61,550,000
Equity securities ...............        73,000          --            (9,000)         64,000
                                         ------                        ------          ------

                                    $60,561,000   $ 1,316,000    $   (263,000)   $61,614,000
                                    ===========   ===========    ============    ===========


The net unrealized gain on available for sale securities was $548,000 ($322,000 after taxes) at December 31, 1996 and $1,053,000 ($621,000 after taxes) at December 31, 1995. Changes in unrealized holding gains and losses during 1996, 1995 and 1994 resulted in pre-tax increases (decreases) in stockholders equity of ($505,000), $4,423,000 and ($5,967,000), respectively. These gains and losses will continue to fluctuate based on changes in the portfolio and market conditions. Proceeds from sales of securities available for sale during 1996, 1995 and 1994 were $3,812,000, $18,496,000 and $16,116,000, respectively. Gross gains and gross losses realized on these transactions were as follows:

                            1996         1995         1994
Gross realized gains    $ 96,000    $ 380,000    $ 155,000
Gross realized losses     (1,000)    (347,000)    (321,000)
                          ------     --------     --------

                        $ 95,000    $  33,000    $(166,000)
                        ========    =========    =========


The amortized cost and estimated fair value of debt securities available for sale at December 31, 1996, by remaining period to contractual maturity, are shown in the following table. Actual maturities will differ from contractual maturities because of security prepayments and the right of certain issuers to call or prepay their obligations.
                                Amortized     Estimated
                                     Cost    Fair Value

Within one year               $17,733,000   $17,622,000
One to five years .........    26,768,000    27,165,000
Five to ten years .........    17,429,000    17,654,000
Over ten years ............     1,791,000     1,837,000
                                ---------     ---------

                              $63,721,000   $64,278,000
                              ===========   ===========

Substantially all mortgage-backed securities and collateralized mortgage obligations are securities guaranteed by Freddie Mac or Fannie Mae (U.S. government-sponsored entities). Securities available for sale with an estimated fair value of $30,167,000 at December 31, 1996 were pledged to secure public funds on deposit and for other purposes required by law

4. Investment Securities

The amortized cost and estimated fair values of investment securities as of December 31, 1996 and 1995 are as follows:

December 31, 1996
                                             Gross        Gross       Estimated
                          Amortized     Unrealized   Unrealized            Fair
                               Cost          Gains       Losses           Value
Obligations of states and
political subdivisions   $3,401,000      $ 118,000      $(1,000)     $3,518,000
                         ==========      =========      =======      ==========

December 31, 1995
                                             Gross        Gross       Estimated
                          Amortized     Unrealized   Unrealized            Fair
                               Cost          Gains       Losses           Value
Obligations of states and
political subdivisions   $1,782,000      $ 119,000      $(3,000)     $1,898,000
                         ==========      =========      =======      ==========

The amortized cost and estimated fair value of these securities at December 31, 1996, by remaining period to contractual maturity, are shown in the table below. Actual maturities will differ from contractual maturities because certain issuers have the right to call or prepay their obligations.

                                        Amortized    Estimated
                                             Cost   Fair Value
 Within one year                       $ 630,000    $  649,000
 One to five years                      2,137,000    2,211,000
Five to ten years                         568,000      584,000
Over ten years                             66,000       74,000
                                           ------       ------

                                       $3,401,000   $3,518,000
                                       ==========   ==========

There were no sales of investment securities in 1996, 1995 or 1994

5. Loans Receivable

The major classifications of loans are as follows at December 31:
        1996    1995
Real estate loans:
Residential ..............   $ 67,577,000   $ 67,567,000
Commercial ...............     15,689,000     15,860,000
Farm land ................      1,560,000      1,732,000
Construction .............      1,636,000        703,000
Home equity ..............      4,331,000          ---
                                ---------     ----------

                               90,793,000     85,862,000
                               ----------     ----------

Other loans:
Commercial loans .........      9,960,000      8,006,000
Consumer installment loans     17,846,000     16,023,000
Other consumer loans .....      1,567,000      4,442,000
Agricultural loans .......        542,000        435,000
                                  -------        -------

                               29,915,000     28,906,000
                               ----------     ----------

Total loans ..............    120,708,000    114,768,000
Less:
Unearned discounts .......      3,392,000      3,851,000
Allowance for loan losses       1,711,000      1,629,000
                                ---------      ---------

TOTAL LOANS, net .........   $115,605,000   $109,288,000
                             ============   ============

The Company originates residential and commercial real estate loans, as well as commercial, agricultural and consumer loans, to borrowers in Sullivan County, New York. A substantial portion of the loan portfolio is secured by real estate properties located in that area. The ability of the Companys borrowers to make principal and interest payments is dependent upon, among other things, the level of overall economic activity and the real estate market conditions prevailing within the Companys concentrated lending area. Non-performing loans are summarized as follows at December 31:

                                       1996          1995          1994

Non-accrual loans ............   $2,572,000    $2,475,000    $2,476,000
Restructured loans ...........      481,000       841,000       388,000
Loans past due 90 days or more
and still accruing interest ..    1,423,000       863,000     1,054,000
                                  ---------       -------     ---------

Total non-performing loans ...   $4,476,000    $4,179,000    $3,918,000
                                 ==========    ==========    ==========

Non-performing loans
as a percentage of total loans          3.7%          3.6%          3.7%
                                        ===           ===           ===


The effects of non-accrual and restructured loans on interest income were as follows for the years ended December 31:
                                           1996         1995         1994
Interest  contractually due at
original rates ....................   $ 280,000    $ 402,000    $ 275,000
Interest  income  recognized ......    (200,000)    (192,000)     (44,000)
                                       --------     --------      -------

Interest income not recognized ..     $  80,000    $ 210,000    $ 231,000
                                      =========    =========    =========

Changes in the allowance for loan losses are summarized as follows for the years ended December 31:

                                             1996           1995           1994
Balance at beginning of the year ..   $ 1,629,000    $ 1,592,000    $ 1,698,000
Provision for loan losses .........       290,000        160,000        427,000
Loans charged-off .................      (346,000)      (384,000)      (634,000)
Recoveries ........................       138,000        261,000        101,000
                                          -------        -------        -------

Balance at end of the year ........   $ 1,711,000    $ 1,629,000    $ 1,592,000
                                      ===========    ===========    ===========

     The adoption of SFAS No. 114, effective January 1, 1995, did not have a significant effect on the Companys consolidated financial statements. SFAS No. 114 applies to loans that are individually evaluated for collectability in accordance with the Companys ongoing loan review procedures (principally commercial mortgage loans and commercial loans). As of December 31, 1996 and 1995, the recorded investment in loans that are considered to be impaired under SFAS No. 114 totaled $1,922,000 and $1,838,000, respectively. There was no allowance for loan impairment under SFAS No. 114 at either date, primarily due to prior charge-offs and the adequacy of collateral values on these loans. During 1996 and 1995, the average recorded investment in impaired loans was $1,668,000 and $1,634,000, respectively. Interest income of $146,000 and $83,000 was recognized on impaired loans during 1996 and 1995, respectively, using a cash-basis method of accounting.

6. Premises and Equipment

The major  classifications  of premises and equipment are as follows at December
31:

                                                              1996          1995
Land ...............................................    $  376,000    $  294,000
Buildings ..........................................     2,112,000     2,112,000
Furniture and fixtures .............................       399,000       377,000
Equipment ..........................................     3,150,000     2,597,000
Building and leasehold improvements ................       387,000       293,000
Construction in progress ...........................        69,000         ---
                                                            ------
                                                         6,493,000     5,673,000
                                                         ---------     ---------
Less accumulated depreciation and amortization .....     3,891,000     3,468,000
                                                         ---------     ---------

                                                        $2,602,000    $2,205,000
                                                        ==========    ==========

Depreciation and amortization expense was $423,000, $368,000 and $341,000 in 1996, 1995 and 1994, respectively.

7. Other Real Estate Owned

     At December 31,1996, real estate owned represented fifteen foreclosed properties. Property distribution consisted of three commercial, three vacant land and nine one- to four- family properties. At December 31, 1995, real estate owned represented thirteen foreclosed properties. Property distribution consisted of one commercial, three vacant land and nine one- to four- family properties.

8. Time Deposits

The approximate amount of contractual maturities of time deposit accounts at December 31, 1996 are as follows:

Within one year .......................................              $44,958,000
One to two years ......................................               16,653,000
Two to three years ....................................                4,507,000
Three to four years ...................................                2,597,000
Over four years .......................................                1,965,000
                                                                       ---------

                                                                     $70,680,000
                                                                     ===========

Individual time deposits of $100,000 or more totaled $10,535,000 at December 31, 1996 and $4,271,000 at December 31, 1995. Interest expense related to time deposits over $100,000 was $422,000, $344,000 and $198,000 for 1996, 1995 and
1994, respectively.

9. Federal Home Loan Bank Advance FHLB borrowings of$1,700,000 at December 31, 1995 represented the remaining balance of a long-term variable-rate advance with an interest rate of 4.6% at year-end 1995. This advance was fully repaid during 1996.

 10. Income Taxes The components of income tax expense are as follows for the years ended December 31:

                                         1996       1995       1994
 Current  tax  expense:
 Federal ........................    $470,000   $622,000   $415,000
 State ...........................    201,000    286,000    223,000
 Deferred tax (benefit)expense       (102,000)   (94,000)   264,000
                                     --------    -------    -------

                                     $569,000   $814,000   $902,000
                                     ========   ========   ========

The reasons for the differences between income tax expense and the amount computed by applying the statutory Federal tax rate of 34% to income before income taxes are as follows:

        1996    1995    1994
Tax at statutory rate ................. $   923,000   $ 1,101,000   $ 1,143,000
State taxes, net of Federal tax benefit     123,000       168,000       147,000
Tax-exempt interest ...................    (554,000)     (560,000)     (576,000)
Interest expense allocated
to tax-exempt securities ..............      63,000        74,000        67,000
Tax assessment ........................        --          21,000        64,000
Other adjustments .....................      14,000        10,000        57,000
                                             ------        ------        ------

Income tax expense .................... $   569,000   $   814,000   $   902,000
                                        ===========   ===========   ===========

The tax effects of temporary differences and tax credits that give rise to deferred tax assets and liabilities at December 31 are presented below:

                                                            1996           1995
Deferred tax assets:
Allowance for loan losses in
excess of tax bad debt reserve ...................     $ 467,000      $ 388,000
Interest on non-accrual loans ....................       155,000         99,000
Alternative minimum tax credit ...................        64,000         75,000
                                                          ------         ------

Total deferred tax assets ........................       686,000        562,000
                                                         -------        -------

Deferred tax liabilities:
Prepaid expenses .................................      (173,000)      (149,000)
Other taxable temporary differences ..............       (61,000)       (63,000)
                                                         -------        -------

Total deferred tax liabilities ...................      (234,000)      (212,000)
                                                        --------       --------

Net deferred tax asset ...........................       452,000        350,000
Deferred tax liability for unrealized gain on
securities recognized in stockholders equity .....      (226,000)      (432,000)
                                                        --------       --------

Net deferred tax asset (liability) ...............     $ 226,000      $ (82,000)
                                                       =========      =========

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Based upon managements consideration of historical and anticipated future pre-tax income, as well as the reversal period for the items giving rise to the deferred tax assets, a valuation allowance was not considered necessary at December 31, 1996 and 1995.

11. Other Operating Expenses

The major components of other operating expenses are as follows for the years ended December 31:
                                                  1996         1995         1994
Stationery and supplies                      $ 206,000   $  198,000   $  161,000
Director expenses .......................      254,000      237,000      231,000
ATM and credit card processing fees .....      178,000      157,000       22,000
Federal deposit insurance premium .......        2,000      190,000      363,000
Other expenses ..........................    1,121,000      936,000    1,107,000
                                             ---------      -------    ---------

                                            $1,761,000   $1,718,000   $1,884,000
                                            ==========   ==========   ==========

12. Stockholders Equity
Regulatory Capital Requirements
National banks are required to maintain minimum levels of regulatory capital in accordance with regulations of the Office of the Comptroller of the Currency
(OCC). The Federal Reserve Board (FRB) imposes similar requirements for consolidated capital of bank holding companies. The OCC and FRB regulations require a minimum leverage ratio of Tier I capital to total adjusted assets of 4.0%, and minimum ratios of Tier I and total capital to risk-weighted assets of 4.0% and 8.0%, respectively. Under its prompt corrective action regulations, the OCC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized bank. Such actions could have a direct material effect on a banks financial statements. The regulations establish a framework for the classification of banks into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, a bank is considered well capitalized if it has a leverage (Tier I) capital ratio of at least 5.0%; a Tier I risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%. The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about capital components, risk weightings and other factors. Management believes that, as of December 31, 1996, the Bank and the Parent Company met all capital adequacy requirements to which they are subject. Further, the most recent OCC notification categorized the Bank as a well-capitalized bank under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Banks capital classification. The following is a summary of the actual capital amounts and ratios as of December 31, 1996 for the Bank and the Parent Company (consolidated), compared to the required ratios for minimum capital adequacy and for classification as well-capitalized:

                                                                                                           Required Ratios

                                                                                                            ---------------

                                                                                Actual    Minimum Capital  Classification as
                                                                                ------
                                                                      Amount      Ratio     Adequacy        Well Capitalized
                                                                      ------      -----     --------        ----------------
(Dollars in thousands)
Bank
Leverage (Tier I) capital .............................              $18,782        9.4%     4.0%                 5.0%
Risk-based capital:
Tier I ................................................               18,782       17.8      4.0                  6.0
Total .................................................               20,105       19.1      8.0                 10.0
Consolidated
Leverage (Tier I) capital .............................              $20,653       10.4%     4.0%
Risk-based capital:
Tier I ................................................               20,653       19.3      4.0
Total .................................................               21,996       20.6      8.0

Dividend Restrictions
Dividends paid by the Bank are the primary source of funds available to the Parent Company for payment of dividends to its stockholders and for other working capital needs. Applicable Federal statutes, regulations and guidelines impose restrictions on the amount of dividends that may be declared by the Bank. Under these restrictions, the dividends declared and paid by the Bank to the Parent Company may not exceed the total amount of the Banks net profit retained in the current year plus its retained net profits, as defined, from the two preceding years. As of December 31, 1996, this total amount was approximately $1,250,000.

Preferred  Stock  Purchase  Rights

On July 9, 1996, the Board of Directors declared a dividend distribution of one purchase right (Right) for each outstanding share of Parent Company common stock (Common Stock), to stockholders of record at the close of business on July 9, 1996. The Rights have a 10-year term. The Rights become exercisable (i) 10 days following a public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock, or (ii) 10 days following the commencement of a tender offer or exchange offer that, if successful, would result in an acquiring person or group beneficially owning 30% or more of the outstanding Common Stock (unless such tender or exchange offer is predicated upon the redemption of the Rights). When the Rights become exercisable, a holder is entitled to purchase one one-hundredth of a share, subject to adjustment, of Series A Preferred Stock of the Parent Company or, upon the occurrence of certain events described below, Common Stock of the Parent Company or common stock of an entity that acquires the Company. The purchase price per one one-hundredth of a share of Series A Preferred Stock (Purchase Price) will equal the Board of Directors judgment as to the long-term investment value of one share of Common Stock at the end of the 10-year term of the Rights. Upon the occurrence of certain events (including certain acquisitions of more than 20% of the Common Stock by a person or group), each holder of an unexercised Right will be entitled to receive Common Stock having a value equal to twice the Purchase Price of the Right. Upon the occurrence of certain other events (including acquisition of the Parent Company in a merger or other business combination in which the Parent Company is not the surviving corporation), each holder of an unexercised Right will be entitled to receive common stock of the acquiring person having a value equal to twice the Purchase Price of the Right. The Parent Company may redeem the Rights (to the extent not exercised) at any time, in whole but not in part, at a price of $0.01 per Right.

13.  Related  Party  Transactions

Certain directors and executive officers of the Company, as well as certain affiliates of these directors and officers, have engaged in loan transactions with the Company. Such loans were made in the ordinary course of business at the Companys normal terms, including interest rates and collateral requirements, and do not represent more than normal risk of collection. Outstanding loans to these related parties are summarized as follows at December 31:

                                                              1996       1995

Executive officers    (non-director)    ..............    $136,000   $148,000
Directors                                                  720,000    746,000
                                                          -------      -------

                                                          $856,000   $894,000
                                                          ========   ========

Total advances to these directors and officers during the years 1996 and 1995 were $577,000 and $410,000, respectively. Total payments made on these loans were $615,000 in 1996 and $425,000 in 1995. These directors and officers had unused lines of credit with the Company of $539,000 at December 31, 1996.

14.Employee Benefit Plans

Pension Plan

The Company has a non-contributory defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employees average compensation during the five consecutive years in the last ten years of employment affording the highest such average. The Companys funding policy is to contribute annually an amount sufficient to satisfy the minimum funding requirements of ERISA, but not greater than the maximum amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for benefits expected to be earned in the future. The following is a reconciliation of the plans funded status and the amounts recognized in the consolidated balance sheets at December 31: 1996 1995 Accumulated benefit obligation, including vested benefits of $1,948,000 in 1996 and $1,819,000 in 1995
 ............   $(1,958,000)   $(1,829,000)   ==========   ====  ==========  ====
=========== ===========

Projected benefit obligation for service rendered to date   $(2,605,000)   $(2,407,000)
Plan assets at fair value, primarily listed stocks and
U.S. Government securities ..............................     2,139,000      2,006,000
                                                              ---------      ---------

Projected benefit obligation in excess of plan assets ...      (466,000)      (401,000)
Unrecognized net loss from past experience different
from that assumed and effects of changes in assumptions .       797,000        840,000
Unrecognized prior service cost .........................       (49,000)       (53,000)
Unrecognized net transition obligation being recognized
over 19.5 years .........................................       (40,000)       (44,000)
     ----                                                       -------        -------

Prepaid pension costs ...................................   $   242,000    $   342,000
                                                            ===========    ===========

Net pension expense included the following components:

                                                     1996       1995       1994
Service cost (benefits earned during the year)  $ 112,000  $  90,000  $ 124,000
Interest cost on projected benefit obligation     172,000    157,000    138,000
Return on plan assets ........................   (195,000)  (205,000)  (150,000)
Net amortization and deferral ................     60,000     72,000     19,000
                                                   ------     ------     ------

Net pension expense ..........................   $ 149,000  $ 114,000  $ 131,000
                                                 =========  =========  =========

Significant assumptions used in determining the actuarial present value of the projected benefit obligation at December 31, 1996, 1995 and 1994 are as follows:

       1                                     1996        1995        1994

Weighted average discount rate ..........   7.25%       7.25%       8.00%
Increase in future compensation .........   5.00%       5.00%       5.00%

The expected long-term rate of return on plan assets was 8.50% for 1996, 1995 and 1994.

Other Postretirement Benefits

The Company also sponsors postretirement medical and life insurance benefit plans for retirees in the pension plan. Effective in 1993, employees must retire after age 60 with at least 10 years of service to be eligible for medical benefits. The plans are non-contributory except that the retiree must pay the full cost of spouse medical coverage. Both of the plans are unfunded. Beginning in 1995, medical benefits are provided under the Aetna plan, which manages healthcare expenses by setting reasonable fee limits on claims. Previously, benefits were provided under the New York State Bankers Association plan, which was an indemnity plan. Life insurance is provided in the amount of $20,000 ($10,000 if final-year compensation as an active employee is less than $30,000). The Company accounts for the cost of these postretirement benefits in accordance with SFAS No. 106, Employers Accounting for Postretirement Benefits Other Than Pensions. Accordingly, the cost of these benefits is recognized on an accrual basis as employees perform services to earn the benefits. The Company adopted SFAS No. 106 as of January 1, 1993 and elected to amortize the accumulated benefit obligation at that date (transition obligation) into expense over the allowed period of 20 years. The following is a reconciliation of the plans unfunded benefit obligations and the amounts recognized in the consolidated balance sheets at December 31:
                                                             1996           1995
Accumulated postretirement benefit obligation:
Retirees ...........................................    $(207,000)    $(211,000)
Fully-eligible active plan participants ............      (52,000)      (49,000)
Other active plan participant ......................    s (341,000)    (286,000)
                                                          --------     --------

                                                         (600,000)     (546,000)
Unrecognized transition obligation .................      294,000       312,000
Unrecognized net gain ..............................     (149,000)     (146,000)
                                                         --------      --------

Accrued postretirement benefit cost ................    $(455,000)    $(380,000)
                                                        =========     =========

Net postretirement benefit expense included the following components:
                                                      1996       1995       1994
Service cost (benefits earned during the year)    $ 34,000   $ 52,000   $ 61,000
Interest cost on accumulated benefit obligation     39,000     59,000     58,000
Net amortization and deferral .................     14,000     24,000     43,000
                                                    ------     ------     ------

Net postretirement benefit expense ............   $ 87,000   $135,000   $162,000
                                                  ========   ========   ========

The discount rate used in determining the accumulated postretirement benefit obligation was 7.25%, 7.25% and 8.00% at December 31, 1996, 1995 and 1994,
respectively. For measurement purposes at December 31, 1996, a 9.00% annual rate of increase in the per capita cost of covered health care benefits was assumed for medical coverage in 1997; the rate was assumed to decrease gradually to 4.00% by 2001 and to remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 by approximately $91,000 and the aggregate of the service and interest cost components of the net postretirement benefit expense by approximately $13,000

 .
Tax-Deferred  Savings Plan

The Company maintains a qualified 401(k) plan for all employees, which permits tax-deferred employee contributions up to 15% of salary and provides for matching contributions by the Company. Beginning in 1996, the Company matches 100% of employee contributions up to 4% of the employees salary and 25% of the next 2% of the employees salary. The Company continues to match 25% of employee contributions beyond 6% of the employees salary until the total matching contribution reaches $1,500 or 15%. For 1995 and 1994, the Company contributed a maximum of fifty cents for each dollar contributed by each participating employee, up to a maximum of $1,500 per employee. The Company contributed approximately $93,000 in 1996, $53,000 in 1995 and $48,000 in 1994.

15. Commitments and Contingent Liabilities

Legal Proceedings

The Parent Company and the Bank are, from time to time, defendants in legal proceedings relating to the conduct of their business. In the best judgment of management, the consolidated financial position of the Company will not be affected materially by the outcome of any pending legal proceedings.

Off-Balance-Sheet  Financial  Instruments

The Company is a party to certain financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These are limited to commitments to extend credit and standby letters of credit which involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of the Companys involvement in particular classes of financial instruments. The Companys maximum exposure to credit loss in the event of non-performance by the other party to these instruments represents the contract amounts, assuming that they are fully funded at a later date and any collateral proves to be worthless. The Company uses the same credit policies in making commitments as it does for on-balance-sheet extensions of credit. Contract amounts of financial instruments that represent agreements to extend credit are as follows at December 31: 1996 1995 Loan origination commitments and unused lines of credit:

Mortgage loans .........................         $ 1,468,000         $ 2,914,000
Commercial loan ........................           4,512,000           3,106,000
Credit card lines ......................           2,544,000           2,675,000
Home equity lines ......................           1,730,000                --
Other revolving credit .................           1,265,000           1,083,000
                                                   ---------           ---------

                                                  11,519,000           9,778,000
Standby letters of credit ..............             140,000             234,000
                                                     -------             -------

                                                 $11,659,000         $10,012,000
                                                 ===========         ===========

These agreements to extend credit have been granted to customers within the Companys lending area described in note 5 and relate primarily to fixed-rate loans. Loan origination commitments and lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. These agreements generally have fixed expiration dates or other termination clauses and may require payment of a fee by the customer. Since commitments and lines of credit may expire without being fully drawn upon, the total contract amounts do not necessarily represent future cash requirements. The Company evaluates each customers creditworthiness on a case-by-case basis. The amount of collateral, if any, required by the Company upon the extension of credit is based on managements credit evaluation of the customer. Mortgage commitments are secured by a first lien on real estate. Collateral on extensions of credit for commercial loans varies but may include accounts receivable, equipment, inventory, livestock and income-producing commercial property. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support borrowing arrangements. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers.

 Lines of Credit

The Company is a member of the FHLB and had an unused line of credit of $19,466,000 at December 31, 1996. The Company also had an unused line of credit with an unrelated financial institution for $4,400,000 at December 31, 1996.

 16.Fair Values of Financial  Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its on- and off-balance-sheet financial instruments. SFAS No. 107 defines fair value as the amount at which the financial instrument could be exchanged in a current transaction between parties other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Companys entire holding of a particular financial instrument, nor do they reflect possible tax ramifications or transaction costs. Because no market exists for a significant portion of the Companys financial instruments, fair value estimates are based on judgments regarding future expected net cash flows, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business or the value of non-financial assets and liabilities such as premises and equipment. In addition, there are significant intangible assets that are not included in these fair value estimates, such as the value of core deposits and the Companys branch network. The following is a summary of the net carrying values and estimated fair values of the Companys financial assets and liabilities (none of which were held for trading purposes) at December 31, 1996 and 1995:

 December  31,  1996
                                                  Net Carrying        Estimated
                                                         Value      Fair  Value

Financial Assets:
Cash and cash equivalents ....................     $  6,023,000     $  6,023,000
Securities available  for  sale ..............       64,482,000       64,482,000
Investment  securities .......................        3,401,000        3,518,000
Loans ........................................      115,605,000      116,992,000
Accrued interest  receivable .................        1,168,000        1,168,000
Federal Home Loan Bank stock .................          717,000          717,000

Financial  Liabilities:
Demand deposits  (non-interest  bearing) .....       22,044,000       22,044,000
Interest-bearing deposits ....................      150,886,000      151,043,000
Short-term  debt .............................          529,000          529,000
Accrued interest payable ......................         601,000          601,000

December 31, 1995

                                            Net Carrying      Estimated
                                                   Value     Fair Value

 Financial Assets:
Cash and cash equivalents ...............   $ 10,038,000   $ 10,038,000
Securities  available  for  sale ........     61,614,000     61,614,000
Investment  securities ..................      1,782,000      1,898,000
Loans ...................................    109,288,000    109,514,000
Accrued interest receivable .............      1,180,000      1,180,000
Federal  Home Loan Bank stock ...........        736,000        736,000

Financial Liabilities:
Demand  deposits  (non-interest  bearing)     20,879,000     20,879,000
Interest-bearing deposits                    143,305,000    143,474,000
Short-term  debt ........................        197,000        197,000
Federal Home Loan Bank advance ..........      1,700,000      1,706,000
Accrued  interest payable ...............        476,000        476,000

The specific estimation methods and assumptions used can have a substantial impact on the estimated fair values. The following is a summary of the significant methods and assumptions used by the Company to estimate the fair values shown in the preceding table:
Securities

     The carrying values for securities maturing within 90 days approximate fair values because there is little interest rate or credit risk associated with these instruments. The fair values of longer-term securities are estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair values of certain state and municipal securities are not readily available through market sources; accordingly, fair value estimates are based on quoted market prices of similar instruments, adjusted for any significant differences between the quoted instruments and the instruments being valued.

Loans

     Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, consumer, real estate and other loans. Each loan category is further segregated into fixed and adjustable rate interest terms and by performing and nonperforming categories. The fair values of performing loans are calculated by discounting scheduled cash flows through estimated maturity using estimated market discount rates that reflect the credit and interest rate risks inherent in the loans. Estimated maturities are based on contractual terms and repricing opportunities.
     The fair values of nonperforming loans are based on recent external appraisals and discounted cash flow analyses. Estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgementally determined using available market information and specific borrower information.

Deposit Liabilities

     The fair values of deposits with no stated maturity (such as non-interest-bearing demand deposits and savings, NOW, money market and interest-bearing checking accounts), equal the amounts payable on demand. The fair values of time deposits are based on the discounted value of contractual cash flows (but are not less than the net amount at which depositors could settle their accounts). The discount rates are estimated based on the rates currently offered for time deposits with similar remaining maturities.

Federal Home Loan Bank  Advance

     The fair value was estimated by discounting scheduled cash flows through the remaining repricing dates using current market rates.

Other  Financial Instruments

     The fair values of cash and cash equivalents, Federal Home Loan Bank stock, accrued interest receivable, accrued interest payable and short-term debt approximated their carrying values at December 31, 1996 and 1995. The fair values of the agreements to extend credit described in note 15 are estimated based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value estimates also consider the difference between current market interest rates and the committed rates. At December 31, 1996 and 1995, the fair values of these financial instruments approximated the related carrying values which were not significant.

17. Recent  Accounting  Standard

     In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Transactions within the scope of SFAS No. 125 include loan securitizations, sales of partial interests in financial assets, repurchase agreements, securities lending, pledges of collateral, loan syndications and participations, sales of receivables with recourse, servicing of mortgage and other loans, and in-substance defeasances of debt.
     SFAS No. 125 applies a financial-components approach that focuses on the entitys control over a financial asset to determine the proper accounting for financial asset transfers. Under that approach, after financial assets are transferred, an entity recognizes in the balance sheet all assets it controls and all liabilities it has incurred. The entity would remove from the balance sheet those assets it no longer controls and liabilities it has satisfied. If the entity has surrendered control over the transferred assets, based on criteria set forth in SFAS No. 125, the transaction is accounted for as a sale. If any of these criteria are not met, the transfer is accounted for as a secured borrowing. SFAS No. 125 also requires recognition of servicing assets when loans are sold or securitized with servicing retained. SFAS No. 125 has limited applicability to the Companys current activities. However, as required, the Company will apply SFAS No. 125 to affected transactions entered into on or after January 1, 1997. Management anticipates that the implementation of SFAS No. 125 will not have a material impact on the Companys consolidated financial condition or results of operations.

18.  Condensed  Parent  Company  Financial Statements

The following are the condensed parent company only financial statements for Jeffersonville Bancorp:

Balance Sheets (Parent Company Only) As of
December 31,                                                 1996           1995
Assets
Cash .............................................    $   155,000    $   152,000
Securities  available for sale, at fair value ....        523,000         23,000
Investment  in  subsidiary .......................     19,112,000     19,568,000
Premises and equipment, net ......................      1,324,000      1,297,000
                                                        ---------      ---------

Total assets .....................................    $21,114,000    $21,040,000
                                                      ===========    ===========

Liabilities and Stockholders Equity
Liabilities ......................................    $   139,000    $   112,000
Stockholders Equity ..............................     20,975,000     20,928,000
                                                       ----------     ----------

Total liabilities and stockholders equity ........    $21,114,000    $21,040,000
                                                      ===========    ===========

Statements of Income
(Parent Company Only)
For Years Ended December 31, ........          1996           1995          1994

Dividend income from subsidiary bank    $ 2,253,000    $ 2,090,000   $ 1,262,000
Interest expense on long-term debt ..          --             --          20,000
                                         ----------      ---------     --------

Net interest income .................     2,253,000      2,090,000     1,242,000
                                          ---------      ---------     ---------

Operating Income
Rental income from subsidiary .......       246,000        209,000       210,000
                                            -------        -------       -------

Other Expenses
Occupancy and equipment .............        62,000         53,000        52,000
Other operating expense .............       101,000         41,000        44,000
                                            -------         ------        ------

                                            163,000         94,000        96,000
                                            -------         ------        ------

Income before income taxes and
undistributed income of subsidiary ..     2,336,000      2,205,000     1,356,000
Income tax expense ..................        34,000         47,000        38,000
                                             ------         ------        ------

Income before undistributed
income of subsidiary ................     2,302,000      2,158,000     1,318,000
Equity in undistributed
income of subsidiary ................      (157,000)       266,000     1,142,000
                                           --------        -------     ---------

Net income ..........................   $ 2,145,000    $ 2,424,000   $ 2,460,000
                                        ===========    ===========   ===========

Statements
of Cash Flow (Parent Company Only)
For Years Ended December 31,                        1996           1995           1994
Operating Activities
Net income ...............................   $ 2,145,000    $ 2,424,000    $ 2,460,000
Adjustments to reconcile net income to
net cash provided by operating activities:
Equity in undistributed income
of subsidiary bank .......................       157,000       (266,000)    (1,142,000)
Depreciation and amortization ............        63,000         53,000         52,000
Increase in liabilities ..................        27,000          9,000          1,000
                                                  ------          -----          -----

Net cash provided
by operating activities ..................     2,392,000      2,220,000      1,371,000
                                               ---------      ---------      ---------

Investing Activities
Purchase of securities available for sale       (500,000)          --             --
Purchase of premises and equipment .......       (90,000)      (245,000)       (65,000)
                                                 -------       --------        -------

Net cash used in investing activities ....      (590,000)      (245,000)       (65,000)
                                                --------       --------        -------

Financing Activities
Cash dividends paid ......................      (775,000)      (755,000)      (709,000)
Purchases and retirements of common stock     (1,043,000)    (1,200,000)          --
Proceeds from sales of treasury stock ....        19,000         64,000           --
Repayment of long-term debt ..............         ---            ---         (602,000)
                                               ----------      ---------       --------

Net cash used in financing activities ....    (1,799,000)    (1,891,000)    (1,311,000)
                                              ----------     ----------     ----------

Net increase (decrease) in cash ..........         3,000         84,000         (5,000)
Cash at beginning of year ................       152,000         68,000         73,000
                                                 -------         ------         ------

Cash at end of year ......................   $   155,000    $   152,000    $    68,000
                                             ===========    ===========    ===========

Cash paid for:
Interest .................................   $      --      $      --      $    20,000
Income taxes (due to subsidiary) .........   $    34,000    $    47,000    $    38,000
                                             ===========    ===========    ===========


19. Summary of Unaudited Quarterly Financial Information The following is a condensed summary of quarterly results of operations for 1996 and 1995: 1996

                                March 31         June 30    September 30     December 31           Total

Interest income .........   $  3,657,000    $  3,752,000    $  3,727,000    $  3,808,000    $ 14,944,000
Interest expense ........     (1,536,000)     (1,557,000)     (1,573,000)     (1,612,000)     (6,278,000)
                              ----------      ----------      ----------      ----------      ----------

Net interest income .....      2,121,000       2,195,000       2,154,000       2,196,000       8,666,000
Provision for loan losses           --           (60,000)        (60,000)       (170,000)       (290,000)
Operating income ........        220,000         310,000         211,000         318,000       1,059,000
Operating expenses ......     (1,518,000)     (1,737,000)     (1,680,000)     (1,786,000)     (6,721,000)
                              ----------      ----------      ----------      ----------      ----------

Income before taxes .....        823,000         708,000         625,000         558,000       2,714,000
Income taxes ............       (201,000)       (119,000)       (130,000)       (119,000)       (569,000)
                                --------        --------        --------        --------        --------

Net income ..............   $    622,000    $    589,000    $    495,000    $    439,000    $  2,145,000
                            ============    ============    ============    ============    ============

Income per share ........   $       0.51    $       0.49    $       0.42    $       0.37    $       1.79
                            ============    ============    ============    ============    ============

1995
                                March 31         June 30    September 30     December 31           Total

Interest income .........   $  3,698,000    $  3,740,000    $  3,712,000    $  3,718,000    $ 14,868,000
Interest expense ........     (1,542,000)     (1,595,000)     (1,591,000)     (1,559,000)     (6,287,000)

Net interest income .....      2,156,000       2,145,000       2,121,000       2,159,000       8,581,000
Provision for loan losses        (40,000)           --           (60,000)        (60,000)       (160,000)
Operating income ........        193,000         287,000         165,000         285,000         930,000
Operating expenses ......     (1,526,000)     (1,550,000)     (1,441,000)     (1,596,000)     (6,113,000)

Income before taxes .....        783,000         882,000         785,000         788,000       3,238,000
Income taxes ............       (153,000)       (243,000)       (238,000)       (180,000)       (814,000)

Net income ..............   $    630,000    $    639,000    $    547,000    $    608,000    $  2,424,000

Income per share ........   $       0.49    $       0.51    $       0.44    $       0.49    $       1.93


Independent Auditors Report
KPMG Peat Marwick LLP
Certified Public Accountants

The Board of Directors and Stockholders
Jeffersonville Bancorp:

We have audited the accompanying consolidated balance sheets of Jeffersonville Bancorp and subsidiary (the Company) as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Companys management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jeffersonville Bancorp and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP
Albany, New York
February 7, 1997

Jeffersonville Bancorp
Board of Directors

Arthur E. Keesler
Chairman of the Board
Retired Chief Executive Officer
First National Bank of Jeffersonville
Jeffersonville, New York

Honorable Lawrence H. Cooke
Chief Judge of the State of New York
Retired

John W. Galligan
Owner
John Galligan, Land Surveyor
Monticello, New York
Surveyor

John K. Gempler
Secretary of the Board
Secretary/Treasurer
Callicoon Co-op Insurance Company
Jeffersonville, New York
Insurance Company

Douglas A. Heinle
OwnerGeneral Store
Heinles Store
Cochecton Center, New York
Retail Sales

Solomon Katzoff
President
Katzoff Realty, Inc.
Jeffersonville, New York
Real Estate Sales

Gibson McKean
President
McKean Real Estate, Inc.
Barryville, New York
Real Estate Sales

James F. Roche
President
Roches Garage Inc.
Callicoon, New York
Automobile Dealer

Frederick W. V. Schadt
Schadt and Schadt
Jeffersonville, New York
Attorneys

Edward T. Sykes
President
Mike Preis Inc.
Callicoon, New York
Insurance Agency

Raymond L. Walter
President
First National Bank of Jeffersonville
Jeffersonville, New York

Gilbert E. Weiss
Retired Chief Executive Officer
First National Bank of Jeffersonville
Jeffersonville, New York

Earl A. Wilde
Retired
Sullivan County Cooperative Extension
Liberty, New York

Officers
Arthur E. Keesler       President
Raymond L. Walter       Vice President
John K. Gempler         Secretary
K. Dwayne Rhodes        Treasurer


The First National Bank of Jeffersonville

Officers

     Arthur E. Keesler Chairman of the Board Raymond L. Walter President and Chief Executive Officer K. Dwayne Rhodes Executive Vice President and Cashier John M. Riley Senior Vice PresidentLoans Theodore Bertot Auditor Charles E. Burnett Controller June B. Tegeler Vice President and Branch Manager Claire Pecsi Vice PresidentHuman Resources Tatiana Hahn Vice President Susan A. Bodenstein Assistant Vice PresidentOperations Jacqueline M. Gieger Operations Manager Pearl L. Gain Assistant CashierAccounting Rhonda Decker Branch Manager Raymond W. Browne Branch Manager Tanja McKerrell Branch Manager Kathleen Beseth Branch Manager Edith Houghtaling Assistant Branch Manager Janet Siano Assistant Branch Manager Gladys Manzolillo Assistant Branch Manager Stacey Stephenson Assistant Branch Manager Sandra S. Sipple Sales Manager Lorraine Lilholt Sales Manager Beth Schumacher Sales Manager Loreen Gebelein Mortgage Administrator Andrew McKean Credit Administrator

Staff

     Melissa Adams Terri Bagailuk Catherine Baim Geri Bennett Dawn Berst Renae Bishop Alexandra Brinsford Jerilynn Brock Michelle Brockner Erin Brown Nancy Brown MaryPaige Lang-Clouse Dawn Coney Nancy Crumley Lydia DAntoni Robin Darwin Cindy DeLuca Susan DeVito Denise Diehl Barbara Donnelly Linda Fisk Deborah Forsblom JoAnne Girardi Dwayne Gorton Nina Gorton Troy Gorton Cynthia Gregson Christine Gruber Justine Hageman Barbara Hahl Eugene Hahn Tiffany Hammett Alisa Horan Florance Horecky Martha Huebsch Heidi Hulse Betty Johaneman Helen Karkkainen Jean Kelly Jessica Kenyon Lauren Kickuth Trishia Kinney Minnie Knox Patricia Leonardo Dana LeRoy Shirley Lindsley Michele Lupardo Merrily Lynch Linda Mall JoAnn Malley Diane McGrath Jonathan McGruder Kathryn Miller Tina Millis Ruth Mootz Carol Muhlig Deborah Muzuruk Gale Myers Lorraine Niemann Kelli Pagan Bruce Pecsi, Jr. Barbara Pietrucha Alice Reisen Antonia Renzulli Andrew Richardson Damaris Rios Sandra Ross John Rudy Sheri Rutledge Kristine
Scardefield Barbara Walter Valerie Walter Jayne Wartell Carol Welton Jean Wood Luz Young

Corporate Information
Corporate Headquarters
Jeffersonville Bancorp
300 Main Street
P.O. Box 398
Jeffersonville, New York 12748
Tel. (914) 482-4000
http://www.jeffbank.com
Description of Business
Jeffersonville Bancorp is a one-bank holding company formed in June 1982, under the laws of the State of New York. Its subsidiary is The First National Bank of
Jeffersonville,   which  serves  Sullivan  County,   New  York  and  surrounding
communities in Southeastern, New York through eight offices. A full-service commercial bank, it provides a broad range of financial products, including demand and time deposits, mortgage, consumer, commercial and agricultural loans

Annual Meeting

The Annual Meeting of stockholders will be held on Tuesday, April 29, 1997 at 3:00 p.m., in the Companys Board Room at Jeffersonville, New York.

Annual Report on Form 10-K

Upon written request, Company management will provide, without charge, a copy of the Companys annual report on Form 10-K filed with the Securities and Exchange Commission. Requests for this information should be submitted to the Companys Treasurer at the above address.

Stock  Information

In January 1997, the Company announced that trading in its common stock commenced on the Over-The-Counter market under the symbol JFBC. Ryan Beck & Company of West Orange, New Jersey is the primary market maker (contact Andrew Lieb at 800-342-2325). In January 1997, the Companys stock traded for $21.00 to $22.00 per share. During 1996, the Companys Board of Directors declared two cash dividends, in June for $0.32 per share and December for $0.33 per share.

Jeffersonville Bancorp
P.O. Box 398
Jeffersonville, New York 12748
http://www.jeffbank.com